EXHIBIT 15.2

Consent of Jun He Law Offices

April 8, 2014

E-Commerce China Dangdang Inc.

21/F, Jing An Center

No.8 North Third Ring Road East

Chaoyang District, Beijing 100028

The People’s Republic of China

Dear Sir or Madam,

We hereby consent to the references to us by E-Commerce China Dangdang Inc. (“the Company”) under the headings “Risks Relating to Our Corporate Structure and Restrictions on Our Industry” and “Organizational Structure” and in the Company’s consolidated financial statements included, in the Annual Report on Form 20-F of the Company for the year ended December 31, 2013.

Yours faithfully,

/s/ Jun He Law Offices
For and on behalf of

Jun He Law Offices